EXHIBIT 10.1

COMMERCIAL LEASE AGREEMENT
(WITH OPTION TO PURCHASE)

This LEASE AGREEMENT (the “Lease”), made and entered into as of the 5th day of MAY, 2023 by and between EBBTIDE CORPORATION, a Tennessee corporation with a principal office located at 2545 Jones Creek Road, White Bluff, Dickson County, Tennessee 37187 (the “Lessor” or “Owner”), and AquaSport Co., a Florida corporation with a principal office located at 3101 S US-1, Fort Pierce, St. Lucie County, Florida 34982 (the “Lessee”). Lessee’s payment and performance of the Lease is guaranteed by its owner and parent corporation, TWIN VEE POWERCATS CO., a Delaware corporation (“Guarantor”).

WITNESSETH:

WHEREAS, Lessor is the owner of a boat manufacturing plant, office facilities and real property located at 2545 Jones Creek Road consisting of approximately 18.50 acres, hereinafter referred to as the “Premises”. A copy of the tax map and parcel is attached hereto as Exhibit A; and

WHEREAS, Lessor also owns certain manufacturing equipment, AQUASPORT and BOCA BAY boat molds, copyright to Ebbtide’s recreational boat line, the AQUASPORT and BOCA BOAT trademarks, AQUASPORT website and domain; all being assets and equipment of Lessor which shall be included in this Commercial Lease, collectively referred to as the “Assets”. A copy of the equipment and boat molds lists are attached as Exhibit B; and

WHEREAS, during the initial term of this Lease, Lessee shall have the option to purchase the Property and Assets as more fully provided herein.

Now, THEREFORE, BE IT AGREED BY THE PARTIES AS FOLLOWS:

1)             Demise of Premises. Lessor leases to Lessee and Lessee leases from Lessor that certain parcel of real property located at 2545 Jones Creek Road, White Bluff, Dickson County, Tennessee 37187 (the “Land”), and being identified as Map 95, Parcels 12.00 and 13.00, in the Tax Assessor’s Office of Dickson County, Tennessee, and the building(s) located thereon (collectively and individually, the “Building”) together with the Assets. The Land, Building and Assets are referred to herein as the “Property”

2)             Term and Renovations, Etc.

(a)           The Initial Term of this Lease shall be FIVE (5) years and shall commence JUNE 1, 2023 (the “Commencement Date”) through MAY 31, 2028. Lessee shall take possession of the Property on the Commencement Date and surrender the Property to Lessor upon the earlier of expiration or termination of the Lease. Lessee has inspected the Property and accepts it in “as is” condition. Lessor represents to the Lessee that (a) Lessor is the owner of the Property, (b) that Lessor has the legal right and power to enter into this Lease, and (c) that the execution and performance of this Lease by Lessor will not violate any agreement of any nature by which the Lessor or the Property is bound or to which either of them is subject.

(b)           Any and all renovations and improvements of the Premises (the “Lessee Improvements”) shall be at Lessee’s sole expense. The Lessee shall provide the Lessor with copies of the plans for the Lessee Improvements which must be approved in writing, if such improvements materially alter the building or materially affect any existing fixtures or structural components of the Building.

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3)             Renewal Options; Right to Purchase.

(a)           Provided no uncured Event of Default by Lessee exists, Lessee shall have one (1) option to renew and extend the term of this Lease. The option shall extend the term for five (5) consecutive years following immediately after the date on which the then-current term of this Lease would otherwise have expired. The option shall be exercised, if at all, by Lessee giving written notice to Lessor at least three (3) months (the “Notice Date”) before the last day of the then-current term of this Lease (the “Last Day”). Failure to exercise within the time, and in the manner, set forth herein shall terminate the option.

(b)           In the event that (a) the Lessee commits three (3) payment Events of Default within any consecutive two (2) year period, or (b) the Lessee commits any other material Event of Default that is not timely cured and remains uncured, then Lessor may, by sending notice to Lessee, terminate the option.

(c)           If the term of this Lease is so renewed and extended, all provisions of the Lease shall remain unchanged.

(d)           Lessee shall also have the Option to Purchase the Property as provided in Section 35(a) below.

4)             Rent. During the term of this Lease, Lessee shall pay rent to Lessor in accordance with the following provisions:

No rental payments for the first two (2) months. Commencing on AUGUST 1, 2023, monthly rent shall be $22,000/mo. due and payable on the first day of each month. If Lessee exercises the Option to Purchase, $16,000 of each and every monthly rent payments are to be credited to the Purchase Price (as defined in Section 35 below). Payments shall be $22,000/mo. for the entirety of the extended lease option periods. If Lessee does not exercise its Option to Purchase, all rent shall be retained by Lessor. If any lease payment is more than ten (10) days delinquent, a late charge of $750.00 shall be assessed.

5)             Security Deposit. Upon execution of this Lease, Lessee shall deposit with Lessor a non-refundable security deposit, Option payment, and earnest money in the amount of Three Hundred Thousand Dollars ($300,000.00) which shall be credited to the Purchase Price if Lessee exercises its Option to Purchase pursuant to Section 35(a) below, or retained by Lessor as additional rent if Lessee does not exercise its Option to Purchase. The Three Hundred Thousand Dollars ($300,000.00) shall also be deemed non-refundable Option money paid by Lessee to Lessor.

6)             Use of Premises; Compliance with Legal Requirements. Lessee shall use the Premises only for purposes of operating a boat manufacturing facility as permitted by applicable zoning laws and regulations (the “Permitted Use”) and for no other purposes. Lessee shall not suffer or commit waste in the Premises, and shall not do in the Premises or elsewhere on the Premises anything that shall constitute a nuisance. Lessee shall comply in all material respects with all laws, ordinances, and regulations of any governmental authority relating to Lessee’s use or occupancy of the Premises. In order to facilitate Lessee’s Permitted Use of the Premises, Lessor and Lessee agree, in good faith using best efforts (but at no cost to Lessor), to assist, in the transfer all current environmental permits and licenses (e.g. EPA Title V permits etc.) to Lessee. Lessor agrees to hold the Lessee’s security deposit in escrow until transfer of said licenses to Lessee.

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7)             Taxes Payable by Lessee. Lessee shall pay any sales or use tax, excise tax, or any other tax, assessment, or charge required to be paid on account of (a) the execution of this Lease, (b) the use or occupancy of the Premises by Lessee, (c) the rent or other payments due hereunder (but not Lessor’s federal income tax(es) thereon), (d) Lessee’s trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Premises and owned by or in the custody of Lessee. The foregoing shall include any and all real and personal property taxes assessed by the City of White Bluff and Dickson County, Tennessee, and shall include any solid waste fee assessed by Dickson County, Tennessee. All such taxes, assessments, and charges shall be paid promptly as they become due prior to delinquency. Annually, between February 1st and March 1, Lessee shall provide Lessor with copies of paid receipts for taxes, assessments, and charges paid for the immediately preceding year. For the 1st tax year of 2023, Lessor shall be responsible for January 1, 2023 to May 31, 2023 (5 months) and Lessee shall be responsible for June 1, 2023 to December 31, 2023 (7 months). Lessee shall front the payment of the entire 2023 tax bill, and shall be entitled to deduct Lessor’s portion of the taxes from the Rents due Lessor after said payment. This deduction shall not reduce the $16,000.00 per month rent credit toward the Purchase Price.

8)             Insurance Coverage; Risk of Loss; Waiver of Subrogation.

(a)           Lessee shall maintain property and casualty insurance on the Building, with an insurance company licensed to do business in Tennessee, with extended coverage or such other additional coverage as Lessor shall reasonably require, in an amount of not less than the actual cash value of the Building. Lessee shall pay the premium(s) for such insurance coverage. The proceeds of any insurance payment related to a casualty loss to the Premises, shall be used to repair the Premises to its condition immediately prior to such casualty loss. Lessor shall be named as an additional insured and Loss Payee.

(b)          All property of any kind that may at any time be used, left or placed on the Premises during the term of this Lease shall be, as between Lessor and Lessee, at the sole risk of Lessee. Lessee shall carry contents and leasehold improvements coverage insurance on its contents and improvements.

(c)           To the extent not covered by insurance, Lessee will save, indemnify and hold Lessor free and harmless from any and all liability or any injury, loss, or damage to person or property arising out of any cause associated with Lessee’s business or use of the Premises, including Lessee’s omission to act.

(d)           Lessee shall maintain and pay for property and casualty insurance with extended coverage on the Assets, all trade fixtures, equipment, machinery, merchandise, or other personal property belonging to or in the custody of Lessee upon the Premises. Lessee shall maintain and pay for commercial general liability insurance (occurrence coverage) in the amount of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) aggregate, with a company licensed to do business in Tennessee, naming Lessor as an additional insured, providing contractual liability coverage, and containing an undertaking by the insurer not to cancel or change coverage materially without first giving thirty (30) days written notice to Lessor. Lessee shall furnish Lessor certificates of insurance evidencing the required commercial general liability insurance coverage prior to the Commencement Date and thereafter annually on the anniversary date. Insurance for the machinery, molds and leased equipment Assets shall be maintained in the amount of One Million Two Hundred Thousand Dollars ($1,200,000.00).

(e)           Neither party shall be liable to the other for the malicious or other unlawful act committed by a person who is not such party’s officer, director, partner, agent or employee.

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(f)            The limits of said insurance shall not, however, limit the liability of Lessee hereunder. Lessee may carry said insurance under a blanket policy. Insurance required hereunder shall be in companies rated A-, or better in “Best Insurance Guide.”

(g)           Lessor and Lessee hereby waive all rights of recovery and causes of action that either has or may have or that may arise hereafter against the other, whether caused by negligence, intentional misconduct, or otherwise, for any damage to Premises, Property, Assets or business caused by any perils that is covered by fire and extended coverage, building, contents or business interruption insurance, or for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it; provided, however, that the foregoing waivers shall apply only to the extent of any recovery made by the parties hereto under any policy of insurance now or hereafter issued, and further provided that the foregoing waivers shall be ineffective if they have or would have the effect of limiting in any manner the coverage of or recovery under, or invalidating, any policy of insurance of the parties hereto, now or hereafter issued.

9)             Lessor’s Repairs. None.

10)           Lessee’s Repairs and Utilities. Lessee, at Lessee’s expense, shall keep all components of the Premises, including without limitation, parking lot, grounds, driveways, the sprinkler system (if any), smoke and fire alarm system (if any), electrical wiring, plumbing system, interior walls, floors, ceilings, light fixtures and windows, clean and in good repair. Lessee shall procure and pay for its own janitorial and security alarm services. Lessee shall keep all light bulbs replaced at Lessee’s expense, and shall perform all other similar maintenance. Lessee shall be responsible for having all utilities placed in the name of the Lessee, and paying the costs associated with all utilities provided to the Lessee at the Premises. Lessee is responsible for any and all maintenance and repairs to the Premises unless expressly made an obligation of the Lessor herein.

11)          Alterations and Improvements. Lessee shall not make material structural alterations or additions to the Premises without the prior written consent of Lessor in each instance, which consent may not be unreasonably withheld. Lessee would like to designate Richard Anderson, or other agent appointed by the Lessor, as the local representative of Lessor for the purpose of seeking and consenting to approvals for said structural alterations. Lessee shall comply with all reasonable requirements of Lessor relating to approval of plans and specifications, compliance with building codes and other laws, protection of the integrity, condition, and proper functioning of the roof, walls, foundations, and other structural elements of the Building and of the Building’s mechanical, electrical, and plumbing systems and equipment, employment and bonding of contractors, insurance, aesthetic considerations, and other relevant matters as determined by Lessor. All alterations, additions or improvements, including without limitation all partitions, walls, railings, carpeting, floor and wall coverings, and other fixtures (excluding Lessee’s trade fixtures) made by, for, or at the direction of Lessee shall become the property of Lessor at the expiration or termination of the Lease and shall remain upon the Premises at the expiration or earlier termination of this Lease (including any renewals or other extensions (if any)).

12)           Trade Fixtures and Other Personal Property. Any trade fixtures installed in the Premises at Lessee’s expense shall remain Lessee’s personal property, and Lessee shall have the right at any time during the term of this Lease to remove such trade fixtures; however, the right to remove shall not include property and equipment Assets leased to Lessee by Lessor. On or before the expiration of the term or earlier termination of this Lease, Lessee shall remove all trade fixtures and other personal property of Lessee from the Premises, repair any damage to the Building or Premises caused by removal of its trade fixtures and other personal property, and leave the Premises in a clean condition free of waste, refuse, or debris. If Lessee fails to do so, Lessor may retain, store, or dispose of such trade fixtures and other personal property however Lessor chooses without liability of any kind to Lessee so long as Lessor acts in a commercially reasonable manner, repair any damage to the Building or Premises caused by removal of such trade fixtures and other personal property, and clean the Premises and properly dispose of all such waste, refuse, or debris; and all costs and expenses incurred by Lessor in connection with the foregoing shall be payable by Lessee to Lessor on written demand. The following property shall be considered part of the permanent improvements to the Building owned by Lessor, not trade fixtures of Lessee, and shall not be removed from the Premises by Lessee under any circumstances: (a) HVAC systems and any fixtures; (b) lighting fixtures; (c) carpeting, other permanent floor coverings, or raised flooring; (d) paneling or other permanently affixed wall coverings; (e) plumbing fixtures and equipment; (f) permanent shelving; and (g) equipment leased to Lessee by Lessor.

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13)          Signs and Advertising. Lessee shall be permitted to install signage at the Premises identifying Lessee’s operations, provided that such signage shall conform to all governmental requirements and governmental approvals.

14)          Copyright and License. Upon execution of this Lease, Lessor grants to Lessee’s exclusive right to use the trademark, copyright, and intellectual property for Ebbtide’s recreational boat line, use the “AQUASPORT” trademark and “BOCA BAY” name (which BOCA BAY is not trademarked), and the AQUASPORT and BOCA BAY website and domain for as long as Lessee is leasing the Premises. In connection with the closing of the Option to Purchase, Lessor shall sign the United States Patent & Trademark Office (“USPTO”) forms and such other transfer and assignment documents when Lessee becomes the fee simple owner of the Premises & Assets pursuant to Section 35 of this Lease.

15)          Lessor’s Right of Entry. Lessor and persons authorized by Lessor may enter the Premises at reasonable times without notice to Lessee in the event of emergency involving possible injury to property or persons in or around the Premises or the Building. Lessor and persons authorized by Lessor shall also have the right to enter the Premises at all reasonable times during regular business hours and upon reasonable notice for the purposes of making an inspection or showing the Premises to prospective purchasers or lenders of the Property,

Lessor agrees that no visitations or entries shall be made, emergency conditions excepted, that interfere with Lessee’s business in any material respects or that violate Lessee’s right to quiet enjoyment of the Premises.

Lessor and persons authorized by Lessor shall have the right at reasonable times and upon reasonable notice during regular business hours or by mutually agreed special arrangement with Lessee to show the Premises to prospective lessees. Any such showing shall be conducted in a nondisruptive manner that does not interfere with Lessee’s business.

16)          Casualty Damage. If any part of the Premises are damaged by fire or other casualty so as to materially interfere with the use of the Premises and the damage cannot be repaired in one hundred eighty (180) days, this Lease may be terminated by Lessee within such one hundred eighty (180) days. Any prepaid rent shall be retained by Lessor. If the Premises are damaged by fire or casualty (i) so as to materially interfere with the use of the Premises and the damage cannot be repaired within one hundred eighty (180) days but Lessee does not terminate this Lease; or (ii) so as to materially interfere with the use of the Premises and the damage can be repaired in one hundred eighty (180) days; or (iii) so as to cause no material interference with the use of the Premises, the insurance proceeds shall be assigned and transferred to Lessee for repairs and restoration, and Lessee shall repair the same using the insurance proceeds and to the extent the insurance proceeds are exhausted, at Lessee’s expense with reasonable promptness and continue the Lease. Rent shall be abated during the period the damages and repairs thereof materially interfere with the use of the Premises, however Rent shall not be abated for more than ninety (90) days.

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17)          Quiet Enjoyment. As long as Lessee is not in default hereunder, Lessor covenants that Lessee shall peaceably hold and enjoy the Premises, subject to the terms of this Lease. All entrances, exits, and all access to light and air now enjoyed by the Premises, shall be and remain intact and uninterrupted by any act or omission of Lessor, its partners, officers, directors, employees, agents, invitees, or contractors during the term of this Lease. The Lessor will not knowingly suffer or permit any material violation of the Lessee’s right of quiet enjoyment.

18)          Surrender of Premises. At the expiration of the term of this Lease, Lessee shall peaceably yield up to Lessor the Premises and all erections and additions made thereto except as herein provided, in good repair in all respects, reasonable use, wear and tear and damage by fire or other casualty or by condemnation excepted.

19)          Condemnation; Eminent Domain. If all or substantially all of the Property is condemned or is taken by eminent domain, or is sold in lieu of condemnation, then this Lease shall terminate on the date the condemning authority takes possession. If less than all of the Property is so condemned or sold (whether or not the Premises are affected) and, in Lessor’s or Lessee’s judgment, the Property cannot be restored to an economically viable condition, or if any mortgagee of the Property requires application of condemnation proceeds to the reduction of the mortgage debt, Lessor or Lessee may terminate this Lease by written notice to the other effective on the date the condemning authority takes possession. Lessor and Lessee agrees to act reasonably in determining whether the Property can be restored to an economically viable condition. If any proposed condemnation would render any substantial part of the Premises untenable, Lessee may terminate this Lease by written notice to Lessor effective on the date the condemning authority takes possession of the affected part of the Premises or on such earlier date as the Lessee shall specify to the Lessor in writing (but no earlier than sixty (60) days prior to the date that the condemning authority takes possession of the condemned property). If this Lease is not so terminated by Lessor or Lessee, Lessor shall, to the extent feasible, restore the Premises to substantially their former condition. Lessor shall not, however, be required to restore any alterations, additions, or improvements by Lessee or to spend any amount in excess of the condemnation proceeds actually received by Lessor and/or Lessor’s creditors. Minimum Rent shall abate during the time and to the extent the Premises are untenable as the result of any condemnation, but such abatement shall not extend the term. All condemnation awards and proceeds shall belong exclusively to Lessor, and Lessee shall not be entitled to, and expressly waives and assigns to Lessor, all claims for any compensation for condemnation of Lessor’s property; provided, however, if Lessee is permitted by applicable law to maintain a separate action that will not reduce condemnation awards or proceeds to Lessor, Lessee shall be permitted to pursue such separate action and to retain the recovery therefrom. Lessor shall give Lessee prompt notice of the filing of any action of condemnation, or comparable matter, in respect of all or any part of the Property.

If Lessor exercises its right to terminate the Lease pursuant to this Section of the Lease as a result of a condemnation, or deed in lieu thereof, Lessee may nullify such termination by exercising its option to purchase the Premises under Section 35 within thirty (30) days after receipt of notice of such condemnation and Lessor’s election to terminate, in which case all condemnation award proceeds shall belong exclusively to Lessee and shall be assigned to Lessee by Lessor.

20)           Transfers by Lessee.

(a)           Lessee shall not assign the Lease or sublet Premises or any part thereof to any other party without the prior written approval of Lessor, which approval shall not be unreasonably withheld so long as the sale, transfer, or assignment of this Lease is to an entity in which Lessee owns a majority interest. Consent to one assignment or subletting will not be deemed a consent to any other. Any assignment shall also include the right to purchase as provided in Section 35(a).

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(b)           In the event of any assignment or subletting, Lessee shall remain fully responsible under this Lease.

(c)           Any assignment allowed by Lessor shall be acknowledged by the assigned entity which would be bound by all of the terms of this Lease, and at Lessor’s option, require the newly converted Lessee to execute an acknowledgement of the same.

21)           Transfers by Lessor. Lessor may sell, assign, or transfer Lessor’s interest under this Lease or in the Property, subject to the terms of the Lease, including specifically Lessee’s option to purchase under Section 35(a).

22)          Subordination. This Lease is subject and subordinate to any and all mortgages now or hereafter encumbering the Property subject to Lessee’s Option to Purchase being exercised which would require Lessor to transfer the Property unencumbered by such mortgages. Such subordination shall be self-operative without the necessity of any further instrument but, if requested by Lessor, Lessee shall promptly execute and deliver to Lessor any instrument Lessor may reasonably request to evidence the subordination of this Lease to such mortgages or to acknowledge the assignment of this Lease as additional security for such mortgages, subject to Lessee’s Option to Purchase. If any person acquires the Property through the exercise of remedies provided in a mortgage, Lessee shall automatically attorn to and become the Lessee of the new owner of the Property, except the new Lessor shall be bound by Lessee’s Option to Purchase and except that the new Lessor shall not be bound by any payment of rent for more than one (1) month in advance. Upon request by any successor owner of the Property, Lessee shall execute an instrument confirming the subordination and attornment required by this Lease, subject to Lessee’s Option to Purchase.

Lessor agrees to use all reasonable efforts to obtain a commercially reasonable subordination, non-disturbance and attornment agreement from the existing mortgagee. In addition, any subordination of the Lease to any future mortgagee shall be conditioned upon such future mortgage entering into a commercially reasonable subordination, non-disturbance and attornment agreement with Lessee.

23)           Events of Default by Lessee. Each of the following constitutes an Event of Default by Lessee:

(a)            Lessee fails or refuses to pay any installment of Minimum Rent or any other sum payable under this Lease when due and such failure or refusal continues for ten (10) days after written notice of such delinquency is delivered to Lessee by Lessor.

(b)           Lessee fails or refuses to comply with any provision of this Lease not requiring the payment of money, and the failure or refusal continues for at least thirty (30) days after written notice from Lessor; provided, however, if any failure by Lessee to comply with this Lease cannot be corrected within such 30-day period solely as a result of nonfinancial circumstances outside of the control of Lessee, and if substantial corrective actions have commenced within such 30-day period and are being diligently pursued, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Lessee’s noncompliance.

(c)           Lessee’s leasehold estate is taken on execution or other process of law in any action against Lessee.

(d)           Lessee fails or refuses to take occupancy of the Premises upon the Commencement Date, or Lessee ceases to do business in, or abandons any substantial part of, the Premises; provided that such cessation or abandonment shall not constitute an Event of Default if Lessee continues to pay Minimum Rent and maintains the insurance required by the Lease.

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(e)           Lessee, any successor or assignee of Lessee while in possession, or any guarantor of this Lease files a petition under any chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state, or an involuntary petition is filed against Lessee or any such guarantor under any such statute and not dismissed with prejudice within sixty (60) days of filing, or a receiver or trustee is appointed for Lessee’s leasehold estate or for any substantial part of the assets of Lessee or any such guarantor and such appointment is not dismissed with prejudice within sixty (60) days, or Lessee or any such guarantor makes an assignment for the benefit of creditors.

24)           Lessor’s Remedies. If an Event of Default by Lessee occurs, Lessor shall be entitled then or at any time thereafter to do any one or more of the following at Lessor’s option:

(a)           Enter the Premises if need be, and take whatever curative actions are reasonably necessary to rectify Lessee’s noncompliance with this Lease; and in that event Lessee shall reimburse Lessor on written demand for any expenditures by Lessor to effect compliance with Lessee’s obligations under this Lease.

(b)           Terminate this Lease, in which event Lessee shall immediately surrender possession of the Premises to Lessor, or without terminating this Lease, terminate Lessee’s right to possession of the Premises; and in either case, Lessor may re-enter and take possession of the Premises, evict Lessee and all parties then in occupancy or possession.

(c)           If Lessor has terminated this Lease, recover all Minimum Rent and other sums owing and unpaid under this Lease as of the date of termination plus damages measured by the difference in the rental value of the Premises as if this Lease had been fully performed for the balance of the term and the rental value of the Premises following the Event of Default by Lessee. Retain all payments and deposits as rent.

(d)           If Lessor has not terminated this Lease (whether or not Lessor has terminated Lessee’s right to possession of the Premises or actually retaken possession), recover (in one or more suits from time to time or at any time before or after the end of the term) all Minimum Rent and other sums then or thereafter owing and unpaid under this Lease, together with all reasonable costs, if any, incurred in reletting the Premises (including remodeling, lease commission, allowance, inducement, and other costs), less all rent, if any, actually received from any reletting of the Premises during the remainder of the term. Lessor shall have the right following an Event of Default by Lessee to relet the Premises without terminating the Lease, any such reletting to be on such commercially reasonable terms as Lessor considers reasonable under the circumstances.

(e)           Recover all costs of retaking possession of the Premises and any other damages incidental to the Event of Default by Lessee.

(f)            Terminate all of Lessee’s rights to any allowances or under any renewal, extension, expansion, refusal, or other options granted to Lessee by this Lease.

(g)           Exercise any and all other remedies available to Lessor at law or in equity, including injunctive relief of all varieties.

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If Lessor elects to retake possession of the Premises without terminating this Lease, it may nonetheless at any subsequent time elect to terminate this Lease and exercise the remedies provided above on termination of the Lease. Nothing done by Lessor or its agents shall be considered an acceptance of any attempted surrender of the Premises unless Lessor specifically so agrees in writing. No re-entry or taking of possession of the Premises by Lessor, nor any reletting of the Premises, shall be considered an election by Lessor to terminate this Lease unless Lessor gives Lessee written notice of termination; but any such action or expenditure by Lessor shall not be deemed to waive or release the default of Lessee or the right of Lessor to take any action as may be otherwise permissible hereunder in the case of any default.

If Lessor exercises its right to terminate the Lease pursuant to this Section of the Lease, Lessee may nullify such termination by exercising its Option to Purchase the Premises under Section 35 within thirty (30) days after receipt of notice of Lessor’s election to terminate, in which case all default proceedings shall toll pending Lessee’s completion of the Option to Purchase.

25)           No Waiver. The subsequent acceptance of rent hereunder by Lessor shall not be deemed a waiver of any preceding breach of any obligation hereunder by Lessee other than the failure to pay the particular rental so accepted, and the waiver of any breach of any covenant or condition by Lessor shall not constitute a waiver of any other breach regardless of knowledge thereof.

26)           Lessor’s Default. It shall be an Event of Default by Lessor (herein so called) if Lessor breaches any of its representations or warranties or Lessor fails to comply with any provision of this Lease and the failure continues for at least thirty (30) days after written notice from Lessee to Lessor; provided, however, if any failure by Lessor to comply with this Lease cannot be corrected within such 30-day period solely as a result of nonfinancial circumstances outside of the control of Lessor, and if substantial corrective actions have commenced within such 30-day period and are being diligently pursued, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Lessor’s noncompliance.

27)           Lessee’s Remedies. Except as otherwise provided in this Lease, in the Event of Default by Lessor, Lessee shall be entitled to any remedies available at law or in equity.

28)           Hazardous Waste and Indemnification. Lessor agrees to lease the Premises free and clear of all hazardous waste and material in, on, and around the property prior to Lessee taking possession of the Premises. The Lessee received a copy of the Phase 1 environmental inspection of the Premises. Based on the results of such inspection and the fact that Lessor agrees to lease the Premises free and clear of all hazardous waste and material, Lessee is satisfied that the property is not contaminated with any hazardous waste or material as of the date the Lease is signed. To the best of Lessee’s actual knowledge the Premises are free from any hazardous waste. If there is any subsequent contamination of the Premises with a hazardous substance or hazardous material, Lessee shall indemnify and hold Lessor harmless for any and all expenses, costs, and fines associated with the cleanup and removal of the hazardous waste and restoration of the Premises.

Lessee shall indemnify and hold Lessor and its officers, employees, agents, directors, shareholders, and partners harmless against any loss, liability, damage, fine or other governmental penalty, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefore, resulting from: (i) Lessee’s noncompliance with or violation of any law, ordinance, or other governmental regulation applicable to Lessee or its use and occupancy of the Premises, but only to the extent such noncompliance or violation is not based on the use or occupancy of the Premises by Lessor or other lessees or on any other act or omission of Lessor or other lessees or any of their respective directors, officers, employees, agents, or contractors; (ii) the use, generation, storage, treatment, or transportation, or the disposal or other release into the environment, of any Hazardous Material by Lessee or its employees, agents, or contractors or as the result of Lessee’s use and occupancy of the Premises; or (iii) injury to persons or loss or damage to property to the extent caused by any negligent or wrongful act or omission of Lessee or its employees, agents, and contractors. Nothing herein shall create any liability on the part of Lessee for any omissions by the Lessor

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29)           Protection Against Liens. Lessee shall do all things necessary to prevent the filing of any mechanic’s, materialmen’ s, or other type of lien or claim against Lessor or the Premises against, through, or under Lessee’s contractors. If any such lien or claim is filed, Lessee shall either cause the same to be discharged within thirty (30) days after filing, or if Lessee in its discretion and in good faith determines that such lien or claim should be contested and if all required consents or approvals of Lessor’s mortgagee are obtained, Lessee shall furnish such security as may be necessary to prevent any foreclosure proceedings against the Property during the pendency of such contest. If Lessee fails to discharge such lien or claim within such 30-day period or fails to furnish such security, then Lessor may at its election, in addition to any other right or remedy available to it, discharge the lien or claim by paying the amount alleged to be due or by giving appropriate security. If Lessor discharges or secures such lien or claim, then Lessee shall reimburse Lessor on written demand for all sums paid and all costs and expenses (including reasonable attorneys’ fees and costs of litigation) so incurred by Lessor.

30)           Holding Over. If Lessee remains in possession of any part of the Premises after the expiration of the term of this Lease, whether with or without Lessor’s consent, Lessee shall be only a Lessee at will, the monthly installments of Minimum Rent payable during such holdover period shall be one hundred fifty percent (150%) of the monthly installments of Minimum Rent payable immediately preceding such expiration, and all other sums payable under this Lease shall continue to be due and payable. The acceptance of any rent or other payments from Lessee with respect to any holdover period shall not serve to extend the term or waive any rights of Lessor, but Lessor may at any time refuse to accept rent or other payments from Lessee, and may re-enter the Premises, evict Lessee and all parties then in occupancy or possession, take possession of the Premises. Lessee shall indemnify and hold Lessor harmless against any loss, liability, damage, cost; or expense (including reasonable attorneys’ fees and costs of legal representation and litigation), or any claim therefore, related to Lessee’s holding over, including liabilities to any person to whom Lessor may have leased any part of the Premises.

31)           Attorneys’ Fees. If an Event of Default by Lessee or an Event of Default by Lessor occurs, the nondefaulting party shall be entitled to recover reasonable attorneys’ fees and any costs of litigation incurred in exercising and enforcing its remedies and/or in protecting its rights under this Lease. If Lessee or Lessor files litigation to enforce the terms of this Lease, the non-prevailing party in such litigation shall pay the attorneys’ fees and costs of such litigation incurred by the prevailing party, including any appeals.

32)           Waiver. The failure of a party to insist upon the strict performance of any provision of this Lease or to exercise any remedy for any Event of Default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being or becoming an Event of Default. No waiver shall be effective unless expressed in a writing signed by the waiving party. No waiver shall affect any condition other than the one specified in the waiver and then only for the time and in the manner stated. Lessor’s receipt of any rent or other sums with knowledge of noncompliance with this Lease by Lessee shall not be considered a waiver of the noncompliance. No payment by Lessee of a lesser amount than the full amount then due shall be considered to be other than on account of the earliest amount due. No endorsement or statement on any check or any letter accompanying any check or payment shall be considered an accord and satisfaction, and Lessor may accept any check or payment without prejudice to Lessor’s right to recover the balance owing and to pursue any other available remedies.

33)           Notices. Any notice under this lease shall be given by (a) depositing written notice in the United States mail, postpaid and certified and addressed to the party at its respective address for notices (“Notification Address”) under this Lease with return receipt requested, (b) delivering written notice in person or by commercial messenger or overnight private delivery service to the party.

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34)           Miscellaneous.

(a)         If requested by Lessor, Lessee shall furnish appropriate evidence of the valid existence and good standing of Lessee and the authority of any parties signing this Lease to act for Lessee. If requested by Lessee, Lessor shall furnish appropriate evidence of the valid existence and good standing of Lessor and the authority of any parties signing this Lease to act for Lessor.

(b)        This document embodies the entire contract between the parties, and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent, and similar documents. All representations, warranties, or agreements of an inducement nature, if any, are merged with, and stated in this document. This Lease may be amended only by a written instrument executed by both Lessor and Lessee.

(c)         The relationship created by this Lease is that of Lessor and Lessee. Lessor and Lessee are not partners or joint venturers, and neither has any agency powers on behalf of the other. Lessee is not a beneficiary of any other contract or agreement relating to the Property to which Lessor may be a party, and Lessee shall have no right to enforce any such other contract or agreement on behalf of itself, Lessor, or any other party.

(d)         No consent or approval by any party hereto shall be effective unless given in writing signed by such party or its duly authorized representative. Any consent or approval by a party shall extend only to the matter specifically stated in writing.

(e)         Whenever this Lease requires a party’s consent to or approval of any item, such party may condition such consent or approval on payment or reimbursement of all reasonable costs and expenses incurred by such party.

(f)          The captions appearing in this Lease are included solely for convenience and shall never be given any effect in construing this Lease.

(g)         This Lease is being executed in multiple counterparts, each of which shall be considered an original for all purposes but all of which constitute but one and the same agreement.

(h)         If any provision of this Lease is invalid or unenforceable, the remainder of this Lease shall not be affected. Each separate provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(i)          This Lease binds not only Lessor and Lessee, but also their respective heirs, executors, administrators, personal representatives, successors, and assigns (to the extent assignment is permitted by this Lease).

(j)          This Lease is governed by the laws of the State of Tennessee.

(k)         All references to “business days” in this Lease shall refer to days, excluding Saturdays and Sundays that state chartered banks are open for business in the city where the Property is located.

(l)          All references to “mortgage(s)” in this Lease shall include deeds of trust, deeds to secure debt, other security instruments, and any ground or other lease under which Lessor may hold title to the Property as lessee. All references to “mortgagee(s)” in this Lease shall include trustees, secured parties, ground or other lessors, and other parties holding any lien, security, or other interest in the Property pursuant to any mortgage.

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(m)        Any liability or obligation of Lessor or Lessee arising during or accruing with respect to the term of this Lease shall survive the expiration or earlier termination of this Lease, including without limitation, obligations and liabilities relating to (i) the condition of the Premises or the removal of Lessee’s property, (ii) indemnity and hold harmless provisions of this Lease, and the Option to Purchase exercised as the cure to Default as set forth at the end of paragraph 25.

(n)         Lessee agrees not to record this Lease. Lessee may record a memorandum of this Lease and Option to Purchase in a form approved by Lessor attached hereto as Exhibit D provided Lessee pays all taxes, recording fees, or other governmental charges incident to such recording. The memorandum shall not disclose the rent payable under this Lease and shall expressly provide that it shall be of no further force or effect after the last day of the term or on filing by Lessor of an affidavit that this Lease has expired or been terminated. Additionally, Lessee shall not disclose the terms of this Lease to any third party except (i) legal counsel to and auditors of Lessee, (ii) any actual or prospective assignee of Lessee’s interest in this Lease or sublessee of Lessee, (iii) as required by applicable law or by subpoena or other similar legal process, or (iv) for financial reporting purposes.

(o)         This Lease shall not be effective until a counterpart executed by both Lessor and Lessee is delivered by Lessor to Lessee.

(p)         There are no third-party beneficiaries of this Lease.

(q)         Force Majeure. The term “force majeure” means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, terrorist act, government interference (including regulation, appropriation or rationing), unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, pandemic, epidemic or other causes beyond Lessor’s or Lessee’s reasonable control. Whenever a period of time is herein prescribed for the taking of any action by either party, neither Lessor nor Lessee shall be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to an act of force majeure; provided, however, that the foregoing shall not excuse Lessor or Lessee from the timely payment of any monetary sums due hereunder.

(r)          Ebbtide Holdings bankruptcy. Lessor represents the Premises, Property and Assets were previously leased to Ebbtide Holdings, which has filled bankruptcy (the debtor and proceeding are referred to herein collectively as the “Bankruptcy”). Lessor shall be responsible for making sure the Bankruptcy in no way interferes with this Lease Agreement and Option to Purchase, and shall do all things necessary and property to eliminate the Bankruptcy rights in connection with the Premises, Property and Assets. Lessor shall indemnify, defend and hold harmless the Lessee as to any claims arising in connection with the Bankruptcy. Lessee has obtained an independent opinion from its Bankruptcy attorney that the Premises have been abandoned by the Bankruptcy Trustee.

35)          Option to Purchase with Credit for Lease Payments.

(a)           At any time during the term of this Lease or during the option period, Lessee shall have the option to purchase the Property for the sum of Three Million One Hundred Thousand Dollars ($3,100,000) (“Purchase Price”). In such event, Lessee shall have credit for the sum the Three Hundred Thousand Dollars ($300,000.00) security deposit plus any rental payments made ($16,000 a month pursuant to Section 4 of this Lease as set forth in Exhibit C to this Lease). The Purchase Price includes not only the real property, buildings and all structures located on the real property, but shall also include all equipment, building fixtures, molds, trademarks, intellectual property, websites, domains, and Assets as more fully described in Exhibit B attached hereto and incorporated herein.

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(b)           The parties acknowledge that Lessee has an option to purchase the Premises, Property and Assets from Lessor (the “Option to Purchase”) pursuant to Section 35(a) of the Lease. Lessee may elect to exercise the Option to Purchase by giving written notice to Lessor. Upon Lessee exercising the Option to Purchase, this Agreement shall be considered a binding contract between Lessor and Lessee for the purchase of the Premises, Property and Assets by Lessee in accordance with the following provisions of this Section 35(b).

i.               Purchase Price. The Purchase Price is described in Section 35(a) of the Lease.

ii.             Terms of Sale.

a.	The closing of the sale of the Premises, Property and Assets (“Closing”) shall occur on the date selected by Lessee, which date shall be no earlier than ten (10) days, but no later than sixty (60) days, after Lessor’s receipt of Lessee’s notice of exercise.

b.	Closing shall occur at the offices of the title company selected by Lessee, which may be considered an “escrow closing” so that neither party is required to attend the Closing in person.

c.	At such Closing, Lessor shall convey fee simple title to the Premises to Lessee by special or limited warranty deed free and clear of all liens subject to (i) unpaid Taxes for the period from and after the Commencement Date that are not yet due and payable, (ii) any matters created by or at the instance of Lessee or resulting from Lessee’s construction, use and/or occupancy of the Premises and (iii) any other title matters (except for financial encumbrances created by or at the instance of Lessor) approved by Lessee in writing during the Term. Lessor shall also convey the Assets by Bill of Sale with warranty of title, USPTO documentation and other appropriate conveyance documents.

d.	Lessor agrees, at or before Closing, to pay and release any liens or other financial encumbrances created by or at the instance of Lessor, and proceeds of sale may be used to pay such amounts, if any.

iii.            Closing Costs. Lessor shall pay the Tennessee transfer tax due upon the sale of the Premises, Property and Assets, its own attorney’s fees and all other costs and expenses incurred by Lessor in connection with the Closing. Lessee shall pay all other recording taxes and fees on the deed of the Demised Premises, trademark transfer fees to USPTO, its attorney’s fees, title insurance premiums and expenses and all other costs and expenses incurred by Lessee in connection with the Closing.

iv.            Other Documents. Lessor and Lessee agree to execute and deliver to the other such documents as may be legally necessary or reasonably appropriate to carry out the sale of the Premises, Property and Assets and complete the Closing pursuant to similar commercial real estate transactions, including IRS 1099 reporting forms, owner’s affidavits addressing mechanic’s liens and possession and FIRPTA certifications. Lessor and Lessee agree the Lessee may allocate the Purchase Price among the Premises, Property and Assets.

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36)          Reservation for Lessor’s Use. During the term of this Lease or any extensions or renewals thereof, Lessor shall have use of one office space located within in the office building with access during normal business hours, with minimum dimensions of 10’ x 10’. The use of office space shall be free of charge to Lessor including reasonable use of all utilities furnished to the office building. The right of Ebbtide Corporation to use this office space shall terminate upon Lessee’s exercise of its Option to Purchase the property, but Lessor shall have thirty (30) days after Lessee’s notice of exercise to remove all of its business records and files.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed pursuant· to authority duly given as of the day and year first above written.

AquaSport Co, a FL corporation (“Lessee”):	Ebbtide Corporation, a Tennessee corporation
(“Lessor”):

/s/ Joseph Visconti	/s/ Richard Anderson
By: Joseph Visconti, CEO and President	By: Richard Anderson, President

TWIN VEE POWERCATS CO, a Delaware corporation (“Guarantor”)

/s/ Joseph Visconti
By: Joseph Visconti, CEO and President

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STATE OF TENNESSEE                                    )

COUNTY OF DICKSON                                     )

Before me the Undersigned, a Notary Public in and for the State and County aforesaid, personally appeared RICHARD ANDERSON, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be President of EBBTIDE CORPORATION, the within named bargainor, a Tennessee corporation and that he as such President, being duly authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.

WITNESS by hand and seal at office, on this the 5th day of May, 2023.

/s/ Dorothy Dietz
Notary Public
My Commission Expires: 03-23-2027

STATE OF FLORIDA                                        )

COUNTY OF PALM BEACH                           )

Before me the Undersigned, a Notary Public in and for the State and County aforesaid, personally appeared JOSEPH VISCONTI, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be CEO and President of AquaSport Co, a Florida corporation and TWIN VEE POWERCATS CO. a Delaware corporation, and that he as such CEO and President, being duly authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as CEO and President.

WITNESS by hand and seal at office, on this the 5th day of May, 2023.

/s/ Curtis L. Shenkman
Notary Public
My Commission Expires: March 3, 2026

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